Exhibit 99.1

RumbleOn Announces Final Results of $10.0 Million
Fully Backstopped Registered Rights Offering

Irving, Texas – December 17, 2024 - RumbleOn, Inc. (NASDAQ: RMBL) (the “Company,” “RumbleOn,” “we,” “us,” or “our”) today announced the final results of its $10.0 million fully backstopped registered equity rights offering (the “Rights Offering”) for shares of the Company’s Class B common stock, par value $0.001 per share (the “Class B common stock”). The subscription period for the Rights Offering expired at 5:00 p.m. Eastern Time, on December 12, 2024. The Rights Offering resulted in subscriptions for 2,043,011 shares, which represents approximately 85% of the shares offered at a price of $4.18 per share (the “Subscription Price”). The shares subscribed for in the Rights Offering are expected to be issued to participating stockholders on or about December 17, 2024.

As previously disclosed, Stone House Capital Management, LLC (the “Standby Purchaser”) has agreed to purchase from the Company in a private placement (the “Backstop Private Placement”) any shares of Class B common stock offered but not subscribed for in the Rights Offering at the Subscription Price. Because the Rights Offering was not fully subscribed, the Standby Purchaser is expected to purchase 349,333 unsubscribed shares of Class B common stock (which includes 116,555 shares that the Standby Purchaser was otherwise entitled to subscribe for in the Rights Offering) for an aggregate amount of approximately $1.5 million.

The Backstop Private Placement is expected to close on December 19, 2024.

The Company estimates the net proceeds of the Rights Offering and the Backstop Private Placement to be approximately $9.0 million. The Company intends to use the proceeds from the Rights Offering and Backstop Private Placement for general corporate purposes which may include repayment of the Company’s convertible senior 6.75% promissory notes due January 1, 2025. The proceeds raised will also satisfy, in part, the additional capital financing obligations of the Company pursuant to a recent amendment to the Company’s credit agreement with Oaktree.

Following the completion of the Rights Offering and the Backstop Private Placement, the Company expects to have approximately 37,713,298 shares of its Class B common stock outstanding.

Other Important Information

The offering of the Class B common stock pursuant to the Rights Offering was made pursuant to the Company’s existing effective shelf registration statement on Form S-3 (Reg. No. 333-281862) on file with the Securities and Exchange Commission (the “SEC”) and a prospectus supplement (and the accompanying base prospectus) filed with the SEC on November 26, 2024.

The information in this press release is not complete and is subject to change. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. The Rights Offering was made only by means of the prospectus supplement (and the accompanying base prospectus) filed with the SEC on November 26, 2024.

About RumbleOn

RumbleOn, Inc. (NASDAQ: RMBL), operates through two operating segments: our Powersports dealership group and Wholesale Express, LLC, an asset-light transportation services provider focused on the automotive industry. Our Powersports group is the largest powersports retail group in the United States (as measured by reported revenue, major unit sales and dealership locations), offering over 500 powersports franchises representing 50 different brands of products. Our Powersports group sells a wide selection of new and pre-owned products, including parts, apparel, accessories, finance & insurance products and services, and aftermarket products. We are the largest purchaser of pre-owned powersports vehicles in the United States and utilize RideNow’s Cash Offer to acquire vehicles directly from consumers.

For more information on RumbleOn, please visit rumbleon.com.

Cautionary Note on Forward-Looking Statements

The Company’s press release contains statements that constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, those regarding the closing of the Rights Offering and the Backstop Private Placement, the anticipated delivery of shares of Class B common stock, and the use of proceeds from the Rights Offering. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “hopes,” “may,” “plan,” “possible,” “potential,” “predicts,” “projects,” “should,” “targets,” “would” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including, but not limited to, risks and uncertainties related to: the occurrence of any event, change or other circumstance that could impact the expected timing, completion or other terms of the Rights Offering; risks related to the diversion of management’s attention from RumbleOn’s ongoing business operations; the impact of general economic, industry or political conditions in the United States or internationally, as well as the other risk factors set forth under the caption “Risk Factors” in the registration statement, as amended, and in RumbleOn’s Annual Report for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the quarters ended March 30, 2024, June 30, 2024 and September 30, 2024 and in any other subsequent filings made with the SEC by RumbleOn. Any forward-looking statements contained in this press release speak only as of the date hereof, and RumbleOn specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

investors@rumbleon.com